Exhibit 99.2

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue	$1,063,866	$824,354	$2,853,119	$2,542,753
Cost of revenue	(1,003,467)	(808,847)	(2,714,686)	(2,426,850)
Gross profit	60,399	15,507	138,433	115,903
Equity in income of unconsolidated affiliates	25,070	12,321	38,004	29,137
General and administrative expenses	(18,552)	(20,619)	(56,250)	(55,626)
Operating income	66,917	7,209	120,187	89,414
Interest income	2,178	2,968	6,945	8,106
Interest expense	(1,427)	(1,199)	(4,408)	(4,883)
Write-off of deferred financing fees	─	(5,063)	─	(5,063)
URS Corporation merger related costs	(1,600)	─	(8,250)	─
Other income (expense), net	23	(171)	(388)	(68)
Income before income taxes and minority interests	66,091	3,744	114,086	87,506
Income tax expense	(26,804)	(1,606)	(48,266)	(35,302)
Minority interests in (income) loss of consolidated entities, net of tax	(2,857)	2,175	(5,660)	(231)

Net income	$36,430	$4,313	$60,160	$51,973

Net income per share:
Basic	$1.26	$0.15	$2.09	$1.81
Diluted	1.17	0.14	1.95	1.69

Shares used to compute net income per share:
Basic	28,929	28,765	28,804	28,638
Diluted	31,152	30,706	30,877	30,680

The accompanying notes are an integral part of the condensed consolidated financial statements.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)	September 28, 2007	December 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$211,517	$232,096
Restricted cash	85,278	65,475
Accounts receivable, including retentions of $15,457 and $16,443, respectively	300,552	358,957
Unbilled receivables	416,765	268,829
Investments in and advances to construction joint ventures	54,252	44,333
Deferred income taxes	89,848	106,681
Other	43,760	48,789
Total current assets	1,201,972	1,125,160

Investments and other assets
Investments in unconsolidated affiliates	125,861	113,953
Goodwill	97,076	97,076
Deferred income taxes	217,443	227,901
Other assets	38,244	38,005
Total investments and other assets	478,624	476,935

Property and equipment
Construction and mining equipment	201,948	162,776
Other equipment and fixtures	63,038	50,642
Buildings and improvements	10,988	12,781
Land and improvements	584	584
Total property and equipment	276,558	226,783
Less accumulated depreciation	(106,634)	(96,554)
Property and equipment, net	169,924	130,229

Total assets	$1,850,520	$1,732,324

The accompanying notes are an integral part of the condensed consolidated financial statements.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(UNAUDITED)
(In thousands, except per share data)	September 28, 2007	December 29, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $34,399 and $26,423, respectively	$381,776	$335,045
Billings in excess of cost and estimated earnings on uncompleted contracts	102,982	152,109
Accrued salaries, wages and benefits, including compensated absences of $61,011 and $53,695, respectively	196,214	192,307
Other accrued liabilities	37,587	38,563
Total current liabilities	718,559	718,024

Non-current liabilities
Self-insurance reserves	73,417	68,392
Pension and post-retirement benefit obligations	84,653	87,449
Other non-current liabilities	63,784	50,263
Total non-current liabilities	221,854	206,104

Contingencies and commitments (Note 8)

Minority interests	15,365	9,947

Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	─	─
Common stock, par value $.01 per share, 100,000 shares authorized; 30,471 and 30,001 shares issued, respectively	305	300
Capital in excess of par value	693,489	661,278
Retained earnings	243,652	183,492
Treasury stock, 1,163 and 1,159 shares, respectively, at cost	(67,489)	(67,251)
Accumulated other comprehensive income	24,785	20,430
Total stockholders’ equity	894,742	798,249

Total liabilities and stockholders’ equity	$1,850,520	$1,732,324

The accompanying notes are an integral part of the condensed consolidated financial statements.

 WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended
(In thousands)	September 28, 2007	September 29, 2006
Operating activities
Net income	$60,160	$51,973
Adjustments to reconcile net income to net cash provided by operating activities:
Cash paid for reorganization items	(1,418)	(1,780)
Depreciation of property and equipment	27,890	22,002
Amortization of intangible assets	3,278	11,346
Amortization and write off of deferred financing fees	685	6,394
Non-cash income tax expense	44,906	35,007
Minority interests in income of consolidated subsidiaries, net of tax	5,660	231
Equity in income of unconsolidated affiliates, less dividends received	(8,454)	(15,892)
Gain on sale of interest in coal mine	(9,575)	─
Gain on sale of assets, net	(5,962)	(1,749)
Stock-based compensation expense	11,876	8,201
Excess tax benefit from exercise of stock options	(3,325)	(4,715)
Changes in operating assets, liabilities and other	(88,224)	(107,902)
Net cash provided by operating activities	37,497	3,116

Investing activities
Property and equipment additions	(124,833)	(44,120)
Proceeds from sales of mining equipment leased back	45,239	─
Proceeds from sales of property and equipment	17,472	3,749
Proceeds from sale of interest in coal mine	13,500	─
Change in restricted cash	(19,803)	(226)
Business acquisition, net of cash acquired of $563	─	(6,103)
Contributions and advances to unconsolidated affiliates	32	(1,632)
Net cash used by investing activities	(68,393)	(48,332)

Financing activities
Proceeds from exercise of stock options and warrants	10,858	84,297
Excess tax benefit from exercise of stock options	3,325	4,715
Purchase of warrants and treasury stock	─	(79,650)
Distributions to minority interests, net	(3,866)	(1,089)
Payoff of loan assumed in business acquisition	─	(1,668)
Net cash provided by financing activities	10,317	6,605

Decrease in cash and cash equivalents	(20,579)	(38,611)
Cash and cash equivalents at beginning of period	232,096	237,706

Cash and cash equivalents at end of period	$211,517	$199,095

The accompanying notes are an integral part of the condensed consolidated financial statements.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
	Three Months Ended		Nine Months Ended
(In thousands)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Net income	$36,430	$4,313	$60,160	$51,973
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2,948	(54)	4,293	4,010
Other	(14)	207	62	266
Other comprehensive income, net of tax	2,934	153	4,355	4,276
Comprehensive income	$39,364	$4,466	$64,515	$56,249

 The accompanying notes are an integral part of the condensed consolidated financial statements.

WASHINGTON GROUP INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The terms “we,” “us” and “our” as used in this quarterly report refer to Washington Group International, Inc. (“Washington Group International”) and its consolidated subsidiaries unless otherwise indicated.

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Business

We are an international provider of a broad range of design, engineering, construction, construction management, facilities and operations management, environmental remediation and mining services to diverse public and private sector customers, including (i) engineering, construction and operations and maintenance services in nuclear and fossil power markets; (ii) engineering, construction, construction management and operations and maintenance services for the highway and bridge, airport and seaport, dam, tunnel, water resource and railway markets; (iii) contract mining, technical and engineering services for the metals, precious metals, coal, minerals and minerals processes markets; (iv) design, engineering, procurement, construction and construction management and operations and maintenance services for industrial companies; (v) design, engineering, construction, management and operations and closure services for weapons and chemical demilitarization programs for governmental customers; and (vi) comprehensive nuclear and other environmental and hazardous substance remediation as well as management and operations services for governmental and private-sector customers. In providing these services, we enter into two basic types of contracts: fixed-price and cost-type contracts. Fixed price contracts include lump-sum contracts providing for a fixed price for all work to be performed and fixed-unit-price contracts providing for a fixed price for each unit of work to be performed. Cost-type contracts include target-price contracts providing for an agreed upon price whereby we absorb all or a portion of cost escalations to the extent of our expected fee or profit and are reimbursed for costs which continue to escalate beyond our expected fee and share in the cost savings based on a negotiated formula and cost-type contracts providing for reimbursement of costs plus a fee. Engineering, construction management, maintenance and environmental and hazardous substance remediation contracts are typically awarded pursuant to a cost-type contract.

                We participate in construction joint ventures, often as sponsor and manager of projects, which are formed for the sole purpose of bidding, negotiating and completing specific projects. We participate in one incorporated mining venture: MIBRAG mbH (“MIBRAG”), a company that operates lignite coal mines and power plants in Germany. During the three months ended September 28, 2007, we sold our 20 percent interest in Westmoreland Resources, Inc. (“Westmoreland Resources”), a coal mining company in Montana (see Note 4).

Basis of presentation

The accompanying condensed consolidated financial statements and related notes are unaudited. They have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The financial statements include the accounts of Washington Group International and all of its majority-owned subsidiaries and certain majority-owned construction joint ventures. Investments in unconsolidated construction joint ventures are accounted for using the equity method in the consolidated balance sheets, with our proportionate share of revenue, cost of revenue and gross profit included in the consolidated statements of income. Investments in unconsolidated affiliates are accounted for under the equity method. Intercompany transactions and accounts have been eliminated in consolidation.

The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes contained in our 2006 Annual Report. The accompanying condensed consolidated balance sheet at December 29, 2006 and related footnote disclosures included herein have been derived from the audited consolidated balance sheet and related footnotes included in the 2006 Annual Report.

In our opinion, the accompanying condensed consolidated financial statements reflect all adjustments of a recurring nature that are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations and cash flows for the interim periods presented are not necessarily indicative of results of operations and cash flows to be expected for the full year.

Our fiscal year is the 52/53 weeks ending on the Friday closest to December 31.

The preparation of our condensed consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on information that is currently available. Changes in facts and circumstances may cause us to revise estimates.

Reclassification

                The accompanying condensed consolidated balance sheet as of December 29, 2006 reflects the reclassification of unearned compensation – restricted stock of $8.4 million to capital in excess of par to conform to the 2007 presentation.  The reclassification did not impact previously reported revenue, net income, total assets, total liabilities, stockholders’ equity or cash flows.

2.             PROPOSED MERGER OF WASHINGTON GROUP INTERNATIONAL WITH URS CORPORATION

On May 27, 2007, Washington Group International entered into a definitive Agreement and Plan of Merger (the “Agreement”) with URS Corporation (“URS”). The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, Washington Group International will become a wholly owned subsidiary of URS, and each outstanding share of our common stock will be converted into the right to receive 0.772 of a share of URS common stock and cash consideration of $43.80 per share. Consummation of the merger is subject to customary closing conditions and regulatory approvals, and approval by the stockholders of URS and Washington Group International. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired July 10, 2007. Washington Group International has scheduled a special meeting of its stockholders for consideration of the proposed merger transaction. The meeting was originally scheduled to be held on October 30, 2007, but has been postponed until November 9, 2007 to allow for the solicitation of additional votes in favor of the transaction in light of the fact that the transaction has not received sufficient votes for approval. Approval of the transaction requires the affirmative vote of the holders of a majority of all issued and outstanding shares of Washington Group International common stock. Unless otherwise indicated, the discussions in this document relate to Washington Group International as a standalone entity and do not reflect the impact of the proposed merger with URS.

Either party may terminate the Agreement if the merger is not consummated by December 27, 2007, unless the merger is extended to May 27, 2008; if the Washington Group International stockholders fail to approve the merger; if the URS stockholders fail to approve the issuance of URS common stock required to consummate the merger; if any governmental entity prohibits the merger; if the other party breaches any representation, warranty, covenant or agreement of the merger agreement; if the other party’s board of directors withdraws its approval of the merger agreement; or if the party receives an unsolicited bona fide written acquisition proposal for 50 percent or more of its consolidated assets or 50 percent or more of its voting or economic interest that is more favorable to the party and its stockholders than the aforementioned merger.

If the Agreement is terminated, Washington Group International may be required in specified circumstances to pay a termination fee of $70.0 million to URS, and URS may be required in specified circumstances to pay a termination fee of $70.0 million to Washington Group International. For additional information regarding the merger, please refer to the Schedule 14A, amended, which contains the joint proxy statement/prospectus and Agreement filed by Washington Group International and URS on October 1, 2007 in connection with the merger.

As of September 28, 2007, we had incurred $8.3 million of merger related expenses associated with the proposed merger with URS principally comprised of investment banking, legal and accounting fees.

On October 1, 2007, a purported class action complaint was filed by putative shareholders of Washington Group International in the Court of Chancery in the State of Delaware in and for New Castle County against Washington Group International, certain of its officers and directors and URS challenging the proposed merger. The complaint (the “Complaint”), styled Schultze Asset Management, LLC, et al. (the “Plaintiff”) v. Washington Group International, Inc., et al. (the “Defendants”) (CA No. 3261), raised allegations on behalf of a purported class of our stockholders against the Defendants for alleged breaches of fiduciary duty in connection with the approval of the merger. The Complaint alleged that in determining to enter into the Agreement, the Defendants failed to take appropriate steps to obtain maximum value for stockholders and did not engage in an adequate, conflict-free, fair process to obtain maximum value for stockholders, that certain directors and officers engaged in self-dealing and suffered from conflicts of interests, and that the Defendants have failed to disclose all material information concerning the value of Washington Group International and the process leading to the Agreement. The Complaint sought to enjoin the consummation of the proposed merger or, alternatively, to rescind it.

On October 18, 2007, Plaintiff and the Defendants entered into a memorandum of understanding (the "MOU") with regard to the settlement of the Complaint. The MOU states that the parties will enter into a settlement agreement providing for, among other things, (i) Washington Group International to include certain disclosures in a Current Report on Form 8-K (filed on October 19, 2007); and (ii) a dismissal with prejudice and a complete settlement and release of all claims against the Defendants asserted in the Complaint, or that arise out of the Merger Agreement and related matters which have been or could have been asserted in the litigation. The settlement contemplated by the MOU is subject to confirmatory discovery, the execution by the parties of a definitive settlement agreement, and the approval of that agreement by the Court. The settlement contemplated by the MOU is not conditioned upon the consummation of the Merger.

3.	NET INCOME PER SHARE

               Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed similar to basic net income per share except that it reflects the potential dilution from dilutive common stock equivalents using the treasury stock method. Outstanding common stock equivalents primarily consist of options to purchase common stock, and restricted shares. During the three months ended September 28, 2007 and September 29, 2006, the number of anti-dilutive outstanding options excluded from the computation of diluted net income per share was 9,000 and 400,000, respectively. During the nine months ended September 28, 2007 and September 29, 2006, the weighted average number of anti-dilutive outstanding options and deferred shares excluded from the computation of diluted net income per share was 371,000 and 399,000, respectively.

A reconciliation between weighted average shares outstanding used in calculating basic and diluted net income per share is as follows:

(In thousands)	Three Months Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Basic weighted average shares outstanding	28,929	28,765	28,804	28,638
Effect of dilutive securities:
Stock options	1,972	1,704	1,836	1,716
Stock warrants	─	─	─	161
Restricted shares and other	251	237	237	165
Diluted weighted average shares outstanding	31,152	30,706	30,877	30,680

4.           VENTURES

Construction joint ventures

We participate in unconsolidated construction joint ventures that are formed to bid, negotiate and complete specific projects. The unconsolidated construction joint ventures are reflected in our condensed consolidated balance sheets as “Investments in and advances to construction joint ventures” using the equity method with our proportionate share of revenue, cost of revenue and gross profit included in our condensed consolidated statements of income. The size, scope and duration of joint-venture projects vary among periods. The tables below present the financial information of our unconsolidated construction joint ventures in which we do not hold a controlling interest but do exercise significant influence. At September 28, 2007 and December 29, 2006, certain construction joint ventures had liabilities in excess of assets due to accrued contract losses resulting in $29.6 million and $48.8 million, respectively, being included in our condensed consolidated balance sheets under the caption “Billings in excess of cost and estimated earnings on uncompleted contracts.”

Combined financial position of unconsolidated construction joint ventures (In thousands)	September 28, 2007	December 29, 2006
Current assets	$245,329	$299,722
Property and equipment, net	1,326	7,734
Current liabilities	(250,923)	(322,414)
Net liabilities	$(4,268)	$(14,958)

	Three Months Ended		Nine Months Ended
Combined results of operations of unconsolidated construction joint ventures (In thousands)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue	$230,067	$278,286	$657,773	$829,708
Cost of revenue	(226,830)	(278,500)	(678,852)	(814,578)
Gross profit (loss)	$3,237	$(214)	$(21,079)	$15,130

	Three Months Ended		Nine Months Ended
Washington Group International’s share of results of operations of unconsolidated construction joint ventures (In thousands)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue	$112,645	$123,902	$315,832	$375,739
Cost of revenue	(111,825)	(130,727)	(328,833)	(377,303)
Gross profit (loss)	$820	$(6,825)	$(13,001)	$(1,564)

Beginning in 2004, contract losses have been recognized by a construction joint venture in which we have a 50 percent interest on a $399.4 million fixed-price roadway interchange and bridge project. Through September 28, 2007, we have recorded a total of $164.7 million of contract losses on this project. The losses have resulted from various developments including final design and other customer specifications, state regulatory agency requirements, material quantity and cost growth, higher subcontractor and labor costs, and the impact of schedule delays. We recorded $4.2 million and $29.7 million of additional losses during the three and nine months ended September 28, 2007, respectively, primarily related to increased costs and a $25.5 million charge during the three months ended June 29, 2007 due to our customer’s decision to assert and withhold liquidated damages from payments due to the joint venture.  These amounts compare to $15.0 million and $21.9 million of losses during the three and nine months ended September 29, 2006, respectively.

Pursuant to the fixed price agreement, the joint venture is liable for specified liquidated damages to the customers if certain project schedule milestones are not met.  Although the joint venture had been operating pursuant to an understanding that the client would not withhold payment for liquidated damages, in June 2007 the client began to withhold payment from amounts otherwise due to the joint venture.  Based on the current project completion schedule, we currently believe the client will assert and withhold liquidated damages totaling approximately $51.0 million (of which our share is $25.5 million). Claims for schedule extension have been submitted to the customers that the joint venture believes will eliminate or significantly reduce liabilities for liquidated damages. As of September 28, 2007, the contract was approximately 90 percent complete, measured on a cost-to-cost basis, and the highway will be available for use in November 2007.

                To date, only a portion of the overall cost increases have been agreed to with the customers and acknowledged with change orders. Pending change orders and claims submitted to the customers total approximately $210.1 million (of which our share is $105.1 million) and an additional $26.7 million are in process (of which our share is $13.3 million). In response to our claims, certain counterclaims have been filed against us.  We believe that we will realize significant recoveries once the claim process is completed. Because we have not been able to reach agreement on the change orders and claims, recoveries will be recognized only when it is probable they will result in additional revenue and the amounts can be reliably estimated. While the entire amount of the current estimated loss has been recognized, actual results may differ from our estimates.

Unconsolidated affiliates

               At September 28, 2007 and December 29, 2006, we held ownership interests in unconsolidated affiliates that are accounted for under the equity method, the most significant of which is an incorporated mining venture: MIBRAG (50 percent). At December 29, 2006, we also held a significant ownership interest in another incorporated mining venture: Westmoreland Resources (20 percent). We provide consulting services to MIBRAG and, through March 30, 2007, we provided contract mining services to Westmoreland Resources.

Effective March 30, 2007, we agreed with Westmoreland Resources to conclude our contract mining services agreement, which provided for compensation to us in lieu of future services and the transfer of certain mining equipment, inventory, and reclamation liabilities to Westmoreland Resources. The transaction generated $14.0 million of cash and a net gain of $6.1 million, of which $1.0 million was deferred because we continued to own a 20 percent interest in Westmoreland Resources. This gain more than offset the operating loss incurred on the project in the three months ended March 30, 2007 of $4.3 million.

On September 28, 2007, we sold our 20 percent interest in Westmoreland Resources for a cash payment of $13.5 million. The sale generated a net gain of $9.6 million, including recognition of the remaining unamortized deferred gain of $0.8 million from the March 30, 2007 transaction discussed above. The $9.6 million gain on sale has been included in equity in income of unconsolidated affiliates in the accompanying condensed consolidated statements of income. The tables below present the financial information of our unconsolidated affiliates in which we do not hold a controlling interest but do exercise significant influence.

Combined financial position of unconsolidated affiliates (In thousands)	September 28, 2007	December 29, 2006
Current assets	$151,681	$153,581
Property and equipment, net	608,322	608,454
Other non-current assets	431,757	433,418
Current liabilities	(77,440)	(92,507)
Long-term debt, non-recourse to parents	(188,095)	(201,684)
Other non-current liabilities	(656,637)	(653,750)
Net assets	$269,588	$247,512

	Three Months Ended		Nine Months Ended
Combined results of operations of unconsolidated affiliates (In thousands)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue	$154,538	$161,593	$452,028	$440,011
Cost of revenue	(119,301)	(124,662)	(375,637)	(363,503)
Gross profit (loss)	$35,237	$36,931	$76,391	$76,508

5.            CREDIT FACILITY

                We have a Senior Secured Revolving Credit Facility (the "Credit Facility") that provides for up to $350.0 million in the aggregate of loans and other financial accommodations. The maturity date of the Credit Facility is June 14, 2010. The borrowing rate is LIBOR plus an additional margin of 2.00 percent or, at our option, prime plus an additional margin of 1.00 percent, subject in each case to a 0.25 percent reduction upon our obtaining a specified long-term debt rating. As of September 28, 2007 and December 29, 2006, the effective borrowing rate was 7.12 percent and 7.33 percent, respectively.

                The Credit Facility also provides for other fees, including commitment and letter of credit fees, normal and customary for such credit agreements. Letter of credit fees are calculated using the applicable LIBOR margins stated above plus an issuance fee that is negotiated with the issuing bank. Commitment fees are calculated on the remaining borrowing capacity after subtracting any outstanding borrowings and letters of credit. The commitment fee is 0.50 percent (subject to a 0.25 percent reduction upon our obtaining a specified long-term debt rating). As of September 28, 2007, $129.8 million in face amount of letters of credit were issued and outstanding and no borrowings were outstanding leaving a borrowing capacity of $220.2 million under the Credit Facility.  Subsequent to September 28, 2007, $20.0 million of letters of credit previously secured by restricted cash were replaced with letters of credit under the Credit Facility.

The Credit Facility contains financial covenants requiring the maintenance of specified financial and operating ratios, and specified events of default that are typical for a credit facility of this size, type and tenor. The Credit Facility also contains covenants that limit our ability and the ability of some of our subsidiaries to incur debt, grant liens, provide guarantees, make investments, merge with or acquire other companies and pay dividends. As of June 29, 2007, we were not in compliance with the fixed charge coverage ratio and the annual capital expenditures limit. Over the past year, new contracts to perform mining services for major international natural-resource companies have required significant capital expenditures for mining equipment. As a consequence of the capital expenditures and lower earnings during the three months ended June 29, 2007 due to a charge on the fixed-price highway project discussed in Note 4, we obtained waivers of the fixed charge coverage ratio and the annual capital expenditures limit through September 27, 2007. During the three months ended September 28, 2007, we sold and leased back $45.2 million of the mining equipment previously acquired. As a result of the sale/leaseback transactions and higher earnings during the three months ended September 28, 2007, we are in compliance with all of the financial covenants under the Credit Facility as of September 28, 2007. The Credit Facility is secured by substantially all of the assets of Washington Group International and our wholly owned domestic subsidiaries.

6.           OPERATING SEGMENT INFORMATION

We operate through six business units, each of which comprises a separate reportable business segment: Power, Infrastructure, Mining, Industrial/Process, Defense and Energy & Environment. The reportable segments are separately managed, serve different markets and customers, and differ in their expertise, technology and resources necessary to perform their services.

Power provides engineering, construction and maintenance services in nuclear and fossil power markets for turnkey new power plant construction, plant expansion, retrofit and modification, decontamination and decommissioning, general planning, siting and licensing and environmental permitting.

Infrastructure provides engineering, construction, construction management, and operations and maintenance services for highways and bridges, airports and seaports, tunnels and tube tunnels, railroad and transit lines, water storage and transport, water treatment, site development and hydroelectric facilities. The business unit generally performs as a general contractor or as a joint venture partner with other contractors on domestic and international projects.

Mining provides contract mining, resource evaluation, mine planning, production scheduling, simulation modeling, equipment selection, engineering, mine reclamation and operations management to coal, oil sands, industrial minerals and metals markets.

Industrial/Process provides design, engineering, procurement, construction services and total facilities management for general manufacturing, pharmaceutical and biotechnology, oil production, gas treating, gas monetization, institutional buildings, food and consumer products, automotive, aerospace and pulp and paper industries.

Defense provides a complete range of technical services to the Department of Defense, including operations and management services, environmental and chemical demilitarization services, waste handling and storage, architectural engineering services and engineering, procurement and construction services for the armed forces.

Energy & Environment provides services to the Department of Energy, which is responsible for maintaining the nation’s nuclear weapons stockpile and performing environmental cleanup and remediation. The business unit also provides the United States (“US”) government with construction, contract management, supply-chain management, quality assurance, administrative and environmental cleanup and restoration services. Energy & Environment provides safety management consulting and waste and environmental technology and engineered products, including radioactive waste containers and technical support services.

The accounting policies of the segments are the same as those described in Note 2, “Significant Accounting Policies,” of the Notes to Consolidated Financial Statements in Part II, Item 8 of our 2006 Annual Report. We evaluate performance and allocate resources based on segment operating income. Segment operating income is total segment revenue reduced by segment cost of revenue and includes equity in income of unconsolidated affiliates. Intersegment and other unallocated operating costs principally consist of unallocated costs of our self-insurance program and company-wide development initiatives.

SEGMENT OPERATING INFORMATION
	Three Months Ended		Nine Months Ended
(In thousands)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue
Power	$275,946	$170,686	$766,918	$580,604
Infrastructure	165,635	142,650	423,590	436,893
Mining	63,123	54,264	177,888	120,674
Industrial/Process	200,026	121,205	512,318	371,429
Defense	160,560	145,716	449,620	438,850
Energy & Environment	198,839	187,277	522,432	592,495
Intersegment, eliminations and other	(263)	2,556	353	1,808
Total revenue	$1,063,866	$824,354	$2,853,119	$2,542,753

Gross profit (loss)
Power	$15,980	$11,643	$45,406	$33,979
Infrastructure	5,802	(18,154)	(7,422)	(19,131)
Mining	2,568	174	8,535	(9,723
Industrial/Process	3,786	(3,093)	9,937	3,221
Defense	13,281	10,744	39,253	35,292
Energy & Environment	19,247	14,370	42,663	75,182
Intersegment and other unallocated operating costs	(265)	(177)	61	(2,917)
Total gross profit	$60,399	$15,507	$138,433	$115,903

Equity in income (loss) of unconsolidated affiliates
Power	$45	$(7)	$77	$(30)
Infrastructure	408	394	1,089	1,037
Mining	23,712	9,618	33,546	24,929
Industrial/Process	(20)	237	497	556
Defense	─	─	─	─
Energy & Environment	925	2,079	2,795	2,645
Total equity in income of unconsolidated affiliates	$25,070	$12,321	$38,004	$29,137

Operating income (loss)
Power	$16,025	$11,636	$45,483	$33,949
Infrastructure	6,210	(17,761)	(6,333)	(18,094)
Mining	26,280	9,792	42,081	15,205
Industrial/Process	3,766	(2,855)	10,434	3,777
Defense	13,281	10,744	39,253	35,292
Energy & Environment	20,172	16,449	45,458	77,828
Intersegment and other unallocated operating costs	(265)	(177)	61	(2,917)
Corporate general and administrative expenses	(18,552)	(20,619)	(56,250)	(55,626)
Total operating income	$66,917	$7,209	$120,187	$89,414

Assets as of (In thousands)	September 28, 2007	December 29, 2006
Power	$209,214	$126,266
Infrastructure	191,573	165,390
Mining	326,191	270,362
Industrial/Process	207,197	128,567
Defense	116,710	107,917
Energy & Environment	252,006	347,875
Corporate and other	547,629	585,947
Total assets	$1,850,520	$1,732,324

7.           INCOME TAXES AND ADOPTION OF FIN 48

The effective tax rates for the three and nine months ended September 28, 2007 were 40.6 percent and 42.3 percent, respectively. Excluding the impact of the URS merger related costs, which are not deductible for income tax purposes, the effective income tax rates were 39.6 percent and 39.1 percent for the three and nine months ended September 28, 2007, respectively. The effective tax rates for the three and nine months ended September 29, 2006, were 42.9 percent and 40.3 percent, respectively.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”). FIN 48 prescribes a more-likely-than-not recognition threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, interest and penalties and disclosure. An uncertain income tax position is not recognized if it has less than a 50 percent likelihood of being sustained.

We adopted the provisions of FIN 48 effective December 30, 2006. As of December 29, 2006, we had recognized tax benefits for $22.3 million of tax deductions that we have concluded do not meet the more-likely-than-not threshold for financial statement recognition. As a result, the adoption of FIN 48 resulted in recording an increase to other non-current liabilities and a charge to capital in excess of par value of $5.8 million. In addition, changes in the unrecognized tax benefit would have no impact on the effective tax rate in future periods.

We recognize interest and penalties accrued related to unrecognized tax liabilities in income tax expense. We had $1.0 million accrued for the payment of interest at December 29, 2006. Upon adoption of FIN 48 on December 30, 2006, no change in our accrual for interest and penalties was required.

We are subject to taxation in the US and various states and foreign jurisdictions. Our returns for 2002 and 2003 are currently under examination by the Internal Revenue Service (“IRS”). During the three months ended June 29, 2007, we received notices of proposed adjustments from the IRS related to the 2002 and 2003 examination. One of the proposed adjustments, which we had anticipated, relates to our treatment of cancellation of indebtedness income (“CODI”) associated with our reorganization in 2002 which treatment preserved approximately $259 million of net operating loss carryforwards and approximately $17 million of alternative minimum tax credit carryforwards. These tax attributes have resulted in a reduction of income taxes paid of approximately $40 million through September 28, 2007. In addition, approximately $67 million of deferred tax assets remain related to future utilization of net operating loss and tax credit carryforwards. We believe our interpretation of the law, which is supported by an independent tax opinion, and our treatment of CODI on our tax returns was and remains correct and that the IRS’ interpretation is not appropriate based on the law and our facts and circumstances. We believe the resolution of the proposed adjustments will not result in a material change to our results of operations and financial condition and liquidity. With few exceptions, we are no longer subject to US federal, state, local or foreign examinations by tax authorities for years before 2002.

8.           CONTINGENCIES AND COMMITMENTS

Contract related matters

We have cost-type contracts with the US government that require the use of estimated annual rates for indirect costs. The estimated rates are analyzed periodically and adjusted based on changes in the level of indirect costs we expect to incur and the volume of work we expect to perform. The cumulative effect of changes to estimated rates is recorded in the period of the change. Additionally, the allowable indirect costs for US government cost-type contracts are subject to adjustment upon audit by the US government. To the extent that these audits result in determinations that costs claimed as reimbursable are not allowable costs, or were not allocated in accordance with federal regulations, we could be required to reimburse the government for amounts previously received. Audits by the US government of indirect costs are complete through 2003. Audits of 2004, 2005 and 2006 indirect costs are in process. The US government is also in the process of auditing insurance related costs reimbursed under government contracts for periods ranging from 1998 through 2006.

US Government Cost Accounting Standards and other regulations also require that accounting changes, as defined by Federal Regulations, be evaluated for potential impact to the amount of indirect costs allocated to government contracts and that cost impact statements be submitted to the US government for audit. Cost impact statements through 1998 have been audited by the US government and settled. We are in the process of preparing cost impact statements for 1999 through 2006.

While we have recorded reserves for amounts we believe are owed to the US government under cost-type contracts, actual results may differ from our estimates.

Letters of credit

In the normal course of business, we cause letters of credit to be issued in connection with contract performance obligations that are not required to be reflected in the accompanying condensed consolidated balance sheets. We are obligated to reimburse the issuer of such letters of credit for any payments made thereunder. At September 28, 2007 and December 29, 2006, $154.1 million and $148.1 million, respectively, in face amount of letters of credit were outstanding. As of September 28, 2007, $129.8 million of the outstanding letters of credit were issued under the Credit Facility and $20.0 million of letters of credit were secured by restricted cash. Subsequent to September 28, 2007, the $20.0 million of letters of credit previously secured by restricted cash were replaced with letters of credit under the Credit Facility.

Legal Matters

Litigation and Investigation related to USAID Egyptian Projects.  In 2002, the Inspector General for the US Agency for International Development (“USAID”) requested documentation about and made inquiries into the contractual relationships between one of our US joint ventures and a local construction company in Egypt.  The focus of the inquiry was whether the structure of our business relationship with the Egyptian company violated USAID contract regulations with respect to source, origin, and nationality requirements.  In January 2004, we entered into an agreement with USAID whereby we agreed to undertake certain compliance and training measures and USAID agreed that we were presently eligible for USAID contracts, including host-country projects, and were not under threat of suspension or debarment arising out of matters covered by the USAID inquiry.  We satisfactorily completed that training effective November 22, 2004, and, as a result, are currently in good standing to bid on all USAID projects.

In March 2003, we were notified by the Department of Justice that the US government was considering civil litigation against us for potential violations of the USAID source, origin, and nationality regulations in connection with five of our USAID-financed host-country projects located in Egypt beginning in the early 1990s.  Following that notification, we responded to inquiries from the Department of Justice and otherwise cooperated with the government’s investigation.  In November 2004, the government filed an action in the US District Court for the District of Idaho against us and the companies referred to above with respect to the Egyptian projects (the “Idaho Action”).  The Idaho Action was brought under the Federal False Claims Act, the Federal Foreign Assistance Act of 1961, and common law theories of payment by mistake and unjust enrichment. The complaint seeks damages and civil penalties for violations of the statutes and asserts that the government is entitled to a refund of all amounts paid to us and the other defendants under the specified contracts. The government alleges that approximately $373.0 million was paid under those contracts. We deny any liability in the action and contest the government’s damage allegations and its entitlement to any recovery. All projects were completed and turned over for operation.

Further, on March 23, 2005, we filed a Motion to Enforce the Confirmation Order in the Bankruptcy Court in Nevada, and a Motion to Dismiss or Stay the Action in the Idaho Court pending resolution of the proceedings in the Bankruptcy Court. In the filings in the Bankruptcy Court, we sought dismissal of the government’s claims pursuant to the Confirmation Order (and other relevant orders of the Bankruptcy Court) because of the government’s failure to give appropriate notice or otherwise preserve those claims. On August 30, 2005, the Bankruptcy Court granted our Motion to Enforce the Confirmation Order, in total, ruling that all of the government’s claims (as set forth in the complaint in the Idaho Action) are barred. On November 9, 2005, the Bankruptcy Court confirmed its decision with a written order and detailed findings of fact. The government appealed the Bankruptcy Court's order to the US District Court for the District of Nevada. On March 22, 2006, the judge in the Idaho Action stayed that action during the pendency of the government's appeal of the Bankruptcy Court's ruling.

On December 29, 2006, the District Court in Nevada disagreed with the specific grounds on which the Bankruptcy Court had determined that the Government’s statutory claims were barred, and on that basis reversed the Bankruptcy Court’s order and remanded the matter back to the Bankruptcy Court for further proceedings. In his order, the District Court judge specifically noted that on remand, “[t]he Bankruptcy Court may choose among other things, to address whether the Idaho claims are barred for any other reasons, or are otherwise affected by WGI’s Bankruptcy proceedings.” We intend to renew our motion that the Government’s claim in the Bankruptcy Court is nonetheless barred under different theories than those initially addressed by the Bankruptcy Court. On February 23, 2007, the US District Judge reaffirmed that the Idaho Action will remain stayed until the Bankruptcy Court determines whether the government’s claims in the Idaho Action are barred. On August 29, 2007, the Bankruptcy Court (Judge Zive) conducted a scheduling/status conference.  At that conference, the court inquired about settlement possibilities and encouraged the parties to engage in settlement discussions.  In addition, the court directed the parties to meet and confer on how our  motions that the Government’s claims are barred should proceed in terms of written and other discovery to be conducted, procedures for moving the motions toward disposition, and a potential schedule for hearings.  The court also set an adversary scheduling conference for November 7, 2007, at which time the court will determine the scope of discovery and the timing of hearings, to the extent not agreed to by the parties.

Our joint venture for one of the five projects referred to above brought arbitration proceedings before an arbitration tribunal in Egypt in which it asserted an affirmative claim for additional compensation for the construction of water and wastewater treatment facilities in Egypt. The project owner, National Organization for Potable Water and Sanitary Drainage (“NOPWASD”), an Egyptian government agency, asserted in a counterclaim that by reason of alleged violations of the USAID source, origin and nationality regulations, and alleged violations of Egyptian law, our joint venture should forfeit its claim, pay damages of approximately $6.0 million and the owner’s costs of defending against the joint venture’s claims in arbitration. We denied liability on the project owner’s counterclaim. On April 17, 2006, the arbitration tribunal issued its award providing that the joint venture prevailed on its affirmative claims in the net amount of $8.2 million, and that NOPWASD's counterclaims are rejected. Our portion of any final award received by the joint venture would be approximately 45 percent. Because of potential issues related to appeals or collectibility of amounts awarded, no amounts related to this potential recovery have been recognized in the accompanying condensed consolidated financial statements.

Based on our assessment of the above-described matters, we recorded a charge of $8.2 million in the year ended December 31, 2004. Potential recovery on the arbitration award, or additional loss, if any, is not estimable.

New Orleans Levee Failure Class Action Litigation. From July 1999 through May 2005, we performed demolition, site preparation, and environmental remediation services for the US Army Corps of Engineers on the east bank of the Inner Harbor Navigation Canal (the “Industrial Canal”) in New Orleans, Louisiana. All the work performed by us and our subcontractors was directed, supervised and approved by the US Army Corps of Engineers.

On August 29, 2005, Hurricane Katrina devastated New Orleans. The storm surge created by the hurricane overtopped the Industrial Canal levee and floodwall, flooding the Lower Ninth Ward and other parts of the city.

Between September 19, 2005 and September 28, 2007, 49 personal injury and property damage class action lawsuits have been filed in Louisiana State and Federal court naming us, of which 47 are currently pending. Other defendants include the US Army Corps of Engineers, the Board for the Orleans Parish Levee District, and its insurer, St. Paul Fire and Marine Insurance Company. Over 170 hurricane-related cases, including Washington Group International cases, have been consolidated in the Federal District Court for the Eastern District of Louisiana.  The plaintiffs claim that defendants were negligent in their design, construction and/or maintenance of the New Orleans levees. The alleged class of plaintiffs are all residents and property owners who incurred damages arising out of the breach and failure of the hurricane protection levees and floodwalls in the wake of Hurricane Katrina. The allegation against us is that the work we performed adjacent to the Industrial Canal damaged the levee and floodwall and caused and/or contributed to breaches and flooding. The plaintiffs allege damages of $200 billion and demand attorneys’ fees and costs. In the event we are found to have any liability in this matter, we have substantial general liability and professional liability insurance coverage. While the adequacy of the coverage cannot be predicted with certainty, we believe it is adequate to cover any potential liability which could be imposed on us as a result of this litigation.

We deny any liability and are vigorously defending these lawsuits. We did not design, construct, repair or maintain any of the levees or floodwalls that failed during or after Hurricane Katrina. There is no evidence that activities performed by us damaged the Industrial Canal levee or floodwall. We will pursue all contractual and equitable rights of indemnity and contribution and leverage all available challenges against class certification.

Based on the status and nature of this matter at this time, we cannot make an estimate of probable liability, if any. We performed the work adjacent to the Industrial Canal as a contractor for the US government and are pursuing dismissal from the lawsuits either as a result of a motion to dismiss for failure to state a claim or on a motion for summary judgment on the basis that government contractors are immune from liability. Until our motions are decided, class certification decisions are issued, and we know who our co-defendants will be, there is no reasonable basis for accurately predicting the outcome of these actions. Consistent with our accounting policy of accruing legal fees when probable and estimable, through September 28, 2007, we have accrued $11.1 million for estimated legal defense costs associated with these matters through the end of 2007. We believe a portion of these costs are reimbursable under our insurance program and have recorded a corresponding insurance receivable.

General Litigation. In addition to the foregoing, there are other claims, lawsuits, disputes with third parties, investigations, and administrative proceedings against us relating to matters in the ordinary course of our business activities that we do not expect to have a material adverse effect on our financial position, results of operations or cash flows. Government contracts, including work performed for US Government Agencies in Iraq, are subject to specific procurement regulations, contract provisions and a variety of other requirements relating to the formation, administration, performance and accounting for these contracts. As a result of our government contracting, claims for civil or criminal fraud may be brought by the government for violations of those regulations, requirements and statutes.

9.	STOCK PURCHASE WARRANTS AND STOCK/WARRANT BUYBACK PROGRAM

During the nine months ended September 29, 2006, under a stock/warrant buy back program, we purchased 2,038,000 warrants at a cost of $35.0 million. In addition, 2,262,000 warrants were exercised generating proceeds of $71.2 million and the remaining 192,000 outstanding warrants expired on January 25, 2006. In connection with the stock/warrant buy-back program, we incurred $0.7 million of direct costs.  Also during the three and nine months ended September 29, 2006 we purchased 204,000 and 910,000 shares of common stock for $12.0 million and $52.8 million, respectively.

As of September 28, 2007, our Board of Directors has authorized $275.0 million for purchases of stock and warrants under the program, of which $174.4 million has been expended. No purchases were made under the program during the three and nine months ended September 28, 2007.

10.	STOCK COMPENSATION PLANS

We have two share-based compensation plans for officers, key employees and directors (See Note 13 of the Notes to Consolidated Financial Statements in Part II, Item 8 of our 2006 Annual Report). The number of shares authorized for issuance under the plans as of September 28, 2007, totaled 8,402,000, 570,000 of which were available for future issuance. Our policy is to issue new shares of common stock to satisfy stock option exercises. All stock options granted must have an exercise price equal to or greater than the fair value of our common stock on the date the option is granted. Stock options granted have a contractual term of ten years and vest over three years. Restricted stock grants vest on the third anniversary of the date of grant. We recognize compensation cost for these options and restricted shares on a straight-line basis over the service period for the entire award.  Unvested stock options and restricted stock grants become fully vested in the event of a change in control.

We measure the compensation cost associated with share-based payments by estimating the fair value of stock options as of the grant date using the Black-Scholes option pricing model. We believe that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the stock options granted. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the employees who receive equity awards.

The weighted average fair values of stock-based arrangements on the date of grant and the assumptions used to estimate the fair value of the stock options were as follows:

	Three Months Ended			Nine Months Ended
	September 28, 2007		September 29, 2006	September 28, 2007	September 29, 2006
Weighted average fair value of:
Stock options granted	$	─	$21.40	$24.23	$22.30
Restricted stock awards		$82.37	$56.14	$60.13	$58.22
Average expected volatility		─	34.1%	32.9%	34.6%
Expected term (years)		─	5	6	5
Average risk-free interest rate		─	4.7%	4.5%	4.6%
Expected dividend yield		─	─	─	─

We estimate expected volatility based on historical daily price changes of our common stock for a period that approximates the current expected term of the options. The risk-free interest rate is based on the US Treasury yields in effect at the time of grant corresponding with the expected term of the options. The expected option term is the number of years we estimate that options will be outstanding prior to exercise considering vesting schedules and historical exercise experience. Beginning in 2007, we have elected to use the simplified method of estimating the expected option term pursuant to Securities and Exchange Commission Staff Accounting Bulletin 107, Share-Based Payment.

A summary of stock option and restricted stock award activity under our share-based compensation plans for the three and nine months ended September 28, 2007 is presented in the following tables:

Stock Options Three Months Ended (In thousands, except per share data)	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs)	Aggregate Intrinsic Value
Outstanding as of June 29, 2007	5,102	$34.00
Granted	─	─
Exercised	(26)	34.25
Forfeited	(3)	55.96
Outstanding as of September 28, 2007	5,073	$33.99	5.38	$273,036

Stock Options Nine Months Ended (In thousands, except per share data)	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs)	Aggregate Intrinsic Value
Outstanding as of December 29, 2006	5,101	$31.95
Granted	354	59.62
Exercised	(353)	28.77
Forfeited	(29)	52.75
Outstanding as of September 28, 2007	5,073	$33.99	5.38	$273,036
Exercisable as of September 28, 2007	4,355	$30.29	4.83	$250,528

Restricted Stock Awards Three Months Ended (In thousands, except per share data)	Number of Restricted Shares	Remaining Contractual Life (Yrs)	Weighted Average Aggregate Intrinsic Value
Outstanding as of June 29, 2007	370
Granted	3
Restrictions lapsed	─
Forfeited	(1)
Outstanding as of September 28, 2007	372	1.46	$ 12,498

Restricted Stock Awards Nine Months Ended (In thousands, except per share data)	Number of Restricted Shares	Remaining Contractual Life (Yrs)	Weighted Average Aggregate Intrinsic Value
Outstanding as of December 29, 2006	259
Granted	131
Restrictions lapsed	(5)
Forfeited	(13)
Outstanding as of September 28, 2007	372	1.46	$ 12,498

Intrinsic value represents the amount by which the fair market value of the underlying stock exceeds the exercise price of the options or the fair market value at the time of award of restricted shares. The total intrinsic value of stock-based arrangements exercised or on which the restrictions lapsed during the three months ended September 28, 2007 and September 29, 2006, was $1.3 million and $2.2 million, respectively. The total intrinsic value of stock-based arrangements exercised or on which the restrictions lapsed during the nine months ended September 28, 2007 and September 29, 2006, was $13.0 million and $17.8 million, respectively. As of September 28, 2007, total remaining unrecognized compensation cost related to unvested stock-based arrangements was $20.5 million and is expected to be recognized over a weighted average period of 1.92 years. During the three and nine months ended September 28, 2007, options to purchase 26,000 and 353,000 shares of common stock were exercised for proceeds of $0.9 million and $10.2 million, respectively. The total grant date fair value of stock options that vested during the three and nine months ended September 28, 2007 was $0.1 million and $8.5 million, respectively. The total grant date fair value of stock options that vested during the three and nine months ended September 29, 2006 was $0.2 million and $7.2 million, respectively.